EXHIBIT 3.80

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

ARTICLES OF ORGANIZATION OF A

DOMESTIC LIMITED LIABILITY COMPANY

Pursuant to Chapter 12 of Title 13.1 of the code of Virginia, the undersigned states as follows:

1. The name of the limited liability company is FRONTIER TELEMANAGEMENT LLC

(The name must contain the words “limited company” or 1imited liability company” or their abbreviations “L.C.” “LC”, “L.L.C.” OR “LLC”)

2. A. The registered agent’s name is Beverly K. Krump, Esq., whose business address is identical with the registered office.

B. The registered agent is (mark appropriate box)

(1)	an INDIVIDUAL who is a resident of Virginia and

(x)	a member of the Virginia State Bar.

3. The address of the initial registered office in Virginia is: 11 South 12th Street, Richmond VA23219 located in the (x) city of Richmond.

4. The post office address of the principal office where the records will he maintained pursuant to Virginia Code Section 13.1-1028 is 180 South Clinton Avenue, Rochester, New York 14646

5. Signature

/s/ Barbara Laverdi
Barbara Laverdi, Organizer

September 15, 1997

ARTICLES OF AMENDMENT TO AMEND THE

ARTICLES OF ORGANIZATION

OF

FRONTIER TELEMANAGEMENT LLC

1. The name of the limited liability company is Frontier Telemanagement LLC.

2. The articles of organization is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article FIRST:

“FIRST: The name of the limited liability company is GLOBAL CROSSING TELEMANAGEMENT VA, LLC.

3. The foregoing amendment to the articles of organization was adopted on August 10, 1999.

4. The amendment to the articles of organization was adopted by a vote of the members in accordance with Chapter 12 of Title 13.1 of the Code of Virginia.

FRONTIER TELEMANAGEMENT INC., a member

By:	/s/ Barbara J. LaVerdi
Barbara J. LaVerdi, Assistant Secretary